Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective April 28, 2021 (the “Effective Date”), is made and entered into by and between Casa Systems, Inc. (the “Company”), and Scott Bruckner (the “Executive”).

RECITALS

WHEREAS, the Company desires to continue to employ the Executive as its Chief Financial Officer; and

WHEREAS, the Executive has agreed to accept such continued employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.

Term of Employment. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions set forth in Section 7 below (the “Term of Employment”). No provision of this Agreement shall be construed to create a promise of employment for any specific period of time, and nothing herein shall alter the Company’s policy of employment at-will, under which both the Company and the Executive remain free to end the employment relationship for any reason, at any time, with or without Cause (as defined below) or notice. Similarly, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay the Executive any compensation or grant the Executive any benefit beyond the end of the Term of Employment, except as explicitly set forth below.

2.

Position. During the Term of Employment, the Executive shall continue to serve as the Company’s Chief Financial Officer, working out of the Company’s Andover, MA office and traveling as required by the Executive’s job duties. The Executive shall report to the Company’s Chief Executive Officer.

3.

Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position, plus such other duties as may from time to time be assigned to the Executive by the Company. The Executive shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder. The Executive shall devote the Executive’s entire business time, loyalty, attention and efforts to the business and affairs of the Company and its affiliates. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

4.	Compensation. As full compensation for all services rendered by the Executive during the Term of Employment, the Company will provide to the Executive the following:
(a)

Base Salary. The Executive shall receive a base salary at the annualized rate of $463,600.00 (the “Base Salary”), to be paid in installments in accordance with the Company’s regularly established payroll procedure.

(b)

Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Board, the Executive may be eligible to receive in that subsequent year a discretionary retention and performance bonus (the “Annual Bonus”). The target amount of such Annual Bonus will be 100% of the Executive’s then current Base Salary, based on the Executive’s performance and the Company’s performance during the applicable calendar year, as determined by the Board in its sole discretion. The Executive must be an active employee of the Company on the date the Annual Bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company.

(c)

Long-Term Incentive Program. The Executive shall continue to be eligible to participate in the Company’s annual Long Term Incentive Program, with a target award equal to two hundred fifty percent (250%) of the Executive’s then current Base Salary, and with the form, terms and conditions of such long-term incentive awards to be determined in the sole discretion of the Board.

(d)

Vacation and Holidays. The Executive shall be eligible for up to 25 days of paid vacation per calendar year. The number of vacation days for which the Executive is eligible shall accrue at the rate of 2.083 days per month that the Executive is employed during such calendar year. The Executive’s use and forfeiture of vacation time shall be in accordance with the Company’s applicable policies and practices. In addition, the Executive will be eligible to take those holidays observed by the Company.

(e)

Benefits. The Executive may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion.

(f)	Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.
5.

Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable business and travel expenses incurred by the Executive on the Company’s behalf during the course of the Executive’s employment, upon the presentation by the Executive of documentation itemizing such expenditures and attaching all supporting vouchers and receipts. Reimbursement will be made no later than 30 calendar days after the expense is substantiated (which is expected to occur within 30 calendar days after the expense is incurred). The expenses eligible for reimbursement under this provision may not affect the amount of such expenses eligible for reimbursement in any other taxable year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.
6.

Non-Disclosure, Inventions, Non-Competition, and Non-Solicitation Agreement. As a condition of the Executive’s continued employment pursuant to the terms set forth herein, the Executive hereby reaffirms the Executive’s obligations set forth in the Assignment, Invention and Non-Disclosure Agreement, dated October 18, 2017 (the “Non-Disclosure Agreement”), and the Non-Competition and Non-Solicitation Agreement, dated October 18, 2017 (the “Non-Competition Agreement”), that the Executive previously executed for the benefit of the Company, which remain in full force and effect.

7.	Termination.
(a)

Death and Disability. In the event of the Executive’s death during the Term of Employment, this Agreement shall terminate immediately. If, during the Term of Employment, the Executive shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate the Executive’s employment. Section 22(e)(3) provides, in relevant part: “An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.” In the event the Executive is terminated due to death or Disability, the Executive shall be eligible to receive the separation benefits set forth in Section 8(b) below.

(b)	Termination by the Company for Cause. The Executive may be terminated by the Company immediately and without notice for Cause. “Cause” shall mean:
(i)	Willful misconduct by the Executive; or
(ii)

Willful failure by the Executive to perform his responsibilities to the Company (including, without limitation, breach by the Executive of any provision of this Agreement, the Non-Disclosure Agreement, or the Non-Competition Agreement).

Cause shall be determined by the Company, which determination shall be conclusive. The Executive’s employment shall be considered to have been terminated for “Cause” if the Company determines, within 30 days after the Executive’s resignation, that termination for Cause was warranted.

(c)

Termination by the Company Without Cause. The Executive may be immediately terminated by the Company without Cause upon delivery of written notice to the Executive. In the event the Executive is terminated without Cause (whether in the context of a Change in Control (defined below) or otherwise), the Executive shall be eligible to receive the severance benefits set forth in Section 8(a) below.

(d)	Termination by the Executive for Good Reason in Connection with a Change in Control. The Executive may terminate the Executive’s employment under this

Agreement immediately for Good Reason in accordance with Good Reason Process within 12 months (plus the Cure Period and one day to the extent the Cure Period extends beyond such 12-month period) following a Change in Control, in which case the Executive shall be entitled to receive the severance benefits set forth in Section 8(a) below.  “Good Reason” shall exist upon (i) a material diminution in the Executive’s Base Salary; (ii) a material diminution in the Executive’s authority, duties or responsibilities; (iii) a material change in geographic location at which the Executive performs services; or (iv) any material breach by the Company of this Agreement. “Good Reason Process” means the following series of actions: (i) the Executive reasonably determines in good faith that Good Reason exists, (ii) the Executive promptly notifies the Company or the acquiring or succeeding corporation (if applicable) in writing of the existence of Good Reason following the occurrence of the event that gave rise to the existence of Good Reason, (iii) the Executive cooperates in good faith with the Company’s (or the acquiring or succeeding corporation’s, if applicable) efforts to remedy the conditions that gave rise to the existence of Good Reason for a period of 30 days following such notice (such 30-day period, the “Cure Period”), (iv) notwithstanding such efforts, Good Reason continues to exist at the end of the Cure Period, and (v) the Executive terminates his employment following the conclusion of the Cure Period. For the avoidance of doubt, if the Company or the acquiring or succeeding corporation successfully remedies the conditions that gave rise to the existence of Good Reason during the Cure Period, Good Reason shall be deemed not to have existed. “Change in Control” means any of the following events provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i): the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(e)

Other Termination by the Executive. If the Executive terminates his employment with the Company other than for Good Reason in connection with a Change in Control pursuant to Section 7(d), the Executive agrees to provide ninety (90) days’ advance written notice to the Company (the “Applicable Notice Period”), provided, however, that the Company may, in its sole discretion, in lieu of all or part of the Applicable Notice Period, pay the Executive an amount equal to the Base Salary that would otherwise have been payable to the Executive had the Executive remained employed for the duration of the Applicable Notice Period. In such instance, the Executive’s termination will become effective on the date set forth in a written notice of termination to be provided by the Company (the “Early Termination Date”), and the Executive will be paid an amount equal to the Base Salary the Executive would have received had the Executive remained employed by the Company between the Early Termination Date and the end of the Applicable Notice Period (the “Early

Termination Payment”), with the Early Termination Payment to be made no later than the 30th day following the end of the Applicable Notice Period.
(f)

Effect of Termination. Except for a termination by the Company without Cause, by the Executive for Good Reason in connection with a Change in Control, or due to the Executive’s death or Disability, in the event of any termination of the Term of Employment under any other circumstance (including, without limitation, the Company’s termination of the Executive for Cause), the Company’s obligations under this Agreement shall immediately cease and the Executive shall be entitled to only the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination, and an amount equal to the value of any vacation time accrued but unused as of such date (the “Accrued Compensation”), and, if applicable, any Early Termination Payment that may be due pursuant to section 7(e) above. The Executive shall not be entitled to any other compensation or consideration, including any bonus not yet paid, that the Executive may have received had the Executive’s Term of Employment not ceased.

8.	Severance Benefits
(a)

Severance Benefits in the Event of Termination Without Cause or for Good Reason in Connection with a Change in Control. Subject to Section 15 below and to the Executive’s compliance with the conditions set forth in Section 8(c) below, in the event that the Company terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment for Good Reason in connection with a Change in Control, the Executive will be eligible to receive, in addition to the Accrued Compensation, the following severance benefits (the “Severance Benefits”): (i) the Company will pay to the Executive an amount equal to the Executive’s annualized Base Salary, at the rate then in effect, payable in equal installments and in accordance with the Company’s standard payroll policy as then in effect, for a period of twelve (12) months commencing at the time set forth in Section 8(c) hereof (the “Severance Period”), (ii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continuing until the conclusion of the Severance Period or, if earlier, until the date the Executive becomes eligible to enroll in the medical plans of any new employer, the Company will pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; and (iii) notwithstanding any provision to the contrary in any Company stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, any stock options, restricted stock or RSU awards, stock appreciation rights or other equity awards then held by the Executive as of the last day of the Term of Employment shall, to the extent such awards are time-based vesting awards, become fully exercisable or vested, as the case may be, and with respect to any time-based vesting stock options then held by the Executive, those options shall remain exercisable for the period of time set forth in the applicable grant agreement. Any performance-based vesting awards shall be subject to the accelerated vesting terms, if any, set out in the applicable grant document(s).
(b)

Separation Benefits in the Event of Termination Due to Death or Disability. Subject to Section 15 below and, in the event of the Executive’s termination due to Disability, to the Executive’s compliance with the conditions set forth in Section 8(c) below, in addition to the Accrued Compensation (but, for the avoidance of doubt, in lieu of the Severance Benefits set forth in Section 8(a) above), in the event of a termination of the Executive due to the Executive’s death or Disability, the Executive (or his estate in the event of his death) will receive the following separation benefits (the “Separation Benefits”): Notwithstanding any provision to the contrary in any Company stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, any stock options, restricted stock or RSU awards, stock appreciation rights or other equity awards then held by the Executive as of the last day of the Term of Employment shall, to the extent such awards are time-based vesting awards, become fully exercisable or vested, as the case may be, and with respect to any time-based vesting stock options then held by the Executive, those options shall remain exercisable for the period of time set forth in the applicable grant agreement. Any performance-based vesting awards shall be subject to the accelerated vesting terms, if any, set out in the applicable grant document(s).

(c)

Separation and Release of Claims Agreement. As a condition of the Executive’s receipt of the Severance Benefits or, in the event of the Executive’s termination due to his Disability, Separation Benefits, the Executive must execute and return to the Company a separation and release of claims agreement provided by and satisfactory to the Company (the “Separation Agreement”), and such Separation Agreement must become binding and enforceable within 60 calendar days after the Executive’s termination of employment or such shorter period as may be specified by the Company in the Separation Agreement. Except as provided in Section 15 below, any payments to be made either in a lump sum or in the form of salary continuation pursuant to the terms of Section 8(a) of this Agreement shall be payable in accordance with the normal payroll practices of the Company, with such payment or, as may be applicable, the first such payment, due and payable as soon as administratively practicable following the date the Separation Agreement becomes effective (provided, however, that if the 60-day period following the Executive’s termination from employment would end in a calendar year subsequent to the year in which the Executive’s employment ends, payments will not be made or begin before the first payroll period of the subsequent year). For the avoidance of doubt, if the Executive does not timely execute the Separation Agreement, or if the Executive revokes the executed Separation Agreement within the time period permitted by law, the Executive will not be entitled to any payments or benefits (including the accelerated vesting of stock options or other equity awards) set forth in Section 8 of this Agreement, any stock options and other equity awards that vested on account of such termination as provided for in Section 8(a) or 8(b) of this Agreement, as applicable, shall be cancelled with no consideration due to the Executive, and the Company will not have any further obligations to the Executive under this Agreement or otherwise. The Executive agrees that, should the Executive become eligible to participate in the medical plan of any subsequent employer prior to the conclusion of the Severance Period, the Executive will provide the Company with written notice thereof within five (5) business days of such eligibility. The Executive further agrees to repay any overpayment of health benefit premiums made by the Company hereunder. Notwithstanding anything to the contrary herein, in the event that the Company’s payment of the amounts described in Section 8(a) would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith to restructure such benefit.

9.

Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent the Executive from continuing employment with, or carrying out the Executive’s responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

10.	Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.
11.

Notice. Any notice required to be given, served or delivered to any of the parties hereto shall be sufficient if it is in writing and sent by certified or registered mail with proper postage prepaid, telecopier (with receipt confirmed), courier service or personal delivery addressed as follows:

To Executive:

At the address set forth in the Executive’s personnel file

To Company:

Casa Systems, Inc.

Attn: General Counsel

100 Old River Road, Unit 100

Andover, MA 01810

or to such other address as a party from time to time may designate by notice to the other.

12.

Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and each of the Company and the Executive consents to the jurisdiction of such a court. Each of the Company and the Executive hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

13.

Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

14.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

15.	Section 409A.
(a)

Six Month Delay. If (i) a termination of employment pursuant to this Agreement constitutes a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) any portion of any payment, compensation or other benefit provided to the Executive in connection with the Executive’s separation from service (as defined in Section 409A of Code) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and (iii) the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Executive hereby agrees to be bound, such portion of the payment, compensation or other benefit will not be paid before the earlier of (A) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (B) the tenth day after the date of the Executive’s death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of separation from service and the New Payment Date will be paid to the Executive in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(b)

General 409A Principles. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor the Executive will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

16.

Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

17.	Miscellaneous.
(a)

No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

(b)	The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
(c)

In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CASA SYSTEM, INC.

By: /s/ Jerry Guo

Name: Jerry Guo

Title: President & CEO

Date: April 28, 2021

EXECUTIVE: /s/ Scott Bruckner Scott Bruckner Date: April 28, 2021